Exhibit 10.1

ALLERGAN, INC.

EXECUTIVE SEVERANCE PAY PLAN

Effective as of May 3, 1993, Allergan, Inc. (the “Company”) revised its severance policy as applied to senior executives of the Company. Effective as of January 1, 2011 (the “Effective Date”), the Company hereby adopts this Executive Severance Pay Plan (the “Plan”) to document and update its severance policy for senior executives.

I.	Defined Terms

For purposes of the Plan, the following terms shall have the respective meanings set forth below:

A.          “Board” shall mean the Company’s Board of Directors.

B.          “Cause” shall mean any conduct set forth in the Company’s then-current employee handbook or Management Practices and Guidelines (or any successor thereto) justifying immediate termination without the benefit of a counseling review or severance pay, as determined by the Company in its sole discretion.

C.          “Code” shall mean the Internal Revenue Code of 1986, as amended.

D.          “Current Base Salary” shall mean an Executive’s annualized base salary at the rate in effect as of the date of his or her Involuntary Termination.

E.          “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

F.          “Executive” shall mean: (i) the Company’s Chief Executive Officer; (ii) the President, Allergan; and (iii) each Executive Vice President of the Company.

G.          “Involuntary Termination” shall mean the Company’s involuntary termination of an Executive’s employment with the Company without Cause under circumstances that constitute an “involuntary separation from service” within the meaning of Treasury Regulation Section 1.409A-1(n)(1).

H.          “O&CC” means the Organization and Compensation Committee of the Board, or its successor.

I.          “Plan Administrator” shall have the meaning set forth in section V below.

J.          “Release” shall mean the Severance and General Release Agreement in substantially the form attached hereto as Appendix B.

K.          “Section 409A” shall mean Section 409A of the Code and the regulations and other guidance promulgated thereunder.

L.          “Severance Pay Period” shall mean the period beginning upon the Executive’s Involuntary Termination and lasting the number of months for which the Executive receives severance pay, as set forth in Section III below.

M.          “Welfare Plan” shall mean the Allergan, Inc. Welfare Benefits Plan.

N.          A “Year of Credited Service” shall mean 12 full months of employment with the Company or an affiliate of the Company, beginning on the Executive’s date or hire (or rehire, as applicable) and each anniversary thereof. By way of example, an Executive with 8 years and 10 months of employment with the Company as of the date of his or her Involuntary Termination would be credited with 8 Years of Credited Service.

II.	Eligibility

Each individual who is an Executive as of the Effective Date shall be eligible to participate in the Plan. Any individual who becomes an Executive on or after the Effective Date shall thereafter be eligible to participate in the Plan.

Subject to the terms and conditions herein, an Executive who incurs an Involuntary Termination shall be eligible to receive the severance benefits described in Section III below provided the Executive executes a Release that becomes irrevocable on or before the payment date specified in Section III.A.2. Notwithstanding the foregoing, to the extent required by the Release, the Release will not be treated as irrevocable for the purposes of this Plan prior to the date that is seven (7) calendar days after the Executive has provided proof that he or she has withdrawn or dismissed any pending claims or actions. Notwithstanding anything to the contrary in this Section II, an Executive shall not be eligible to receive benefits under the Plan if he or she either (i) incurs an Involuntary Termination in connection with the sale of a Company business unit and the entity that acquires such business unit offers the Executive a position with the acquiring entity or any affiliate thereof that is comparable to the Executive’s position with the Company as of the date of his or her Involuntary Termination, as determined by the Company in its sole discretion; or (ii) incurs an Involuntary Termination without Cause and becomes eligible to receive severance benefits from the Company (or an affiliate of the Company) under any plan, program or arrangement other than the Plan (including any applicable change in control agreement or policy) in connection with such termination.

III.	Severance Benefits

A.	Severance Pay

1.	Calculation of Severance Pay

Severance pay is calculated as a specified number months of Current Base Salary based upon the Executive’s aggregate Years of Credited Service as of the date of his or her Involuntary Termination. An Executive will be entitled to the number of months of Current Base Salary determined in accordance with the chart attached at Appendix A.

2.	Payment Date

The Executive’s severance pay shall be paid to him in a single lump sum on the fifty-fifth (55th) day immediately following his Involuntary Termination.

B.	Impact On Other Company Plans, Programs and Arrangements

1.	Generally

Unless otherwise provided herein, the terms and conditions of each Company (or affiliate, if applicable) benefit plan, program or arrangement in which the Executive participated as of the date upon which the Executive incurred an Involuntary Termination shall govern with respect to the effect of the Executive’s Involuntary Termination under such plan, program or arrangement.

2.	Continuation of Medical, Dental & Vision Care Benefits Under the Welfare Plan

Capitalized terms used in this subsection B.2 that are not otherwise defined herein shall have the meanings set forth in the Welfare Plan.

a.	Coverage

Each Executive covered by the Welfare Plan may continue his or her existing dental and/or vision coverage and continue or elect coverage under the Allergan Medical Program (but not the Allergan Insured HMO/PPO Medical Program) during his or her Severance Pay Period in accordance with section 4.5 of the Welfare Plan. The Executive also may continue coverage under the Allergan Health Care Flexible Spending Account Program through the last day of the Plan Year in which the Executive incurs an Involuntary Termination.

b.	Premiums

(1)          Any Executive who receives continued medical, dental and/or vision coverage (including coverage under the Allergan Health Care Flexible Spending Account Program) during his or her Severance Pay Period shall be responsible to pay the required Participant Contributions for such coverage. In accordance with the terms of the Welfare Plan, the Executive’s Participant Contributions for continued coverage during an applicable calendar year shall be deducted from the Executive’s severance pay (or, if none is available, any other cash compensation) paid during that Plan Year (or in the following Plan Year if the Executive’s severance pay is paid in the Plan Year following the year in which the Executive incurs an Involuntary Termination ), provided that: (i) Participant Contributions shall be deducted on an after-tax basis, and (ii) any Company Contributions shall be treated as amounts that were received by the Executive as taxable cash compensation and then paid back to the Welfare Plan by the Executive; provided further, however, that if the Executive does not elect coverage under the Allergan Medical Program and/or the Allergan Dental Program, but does elect coverage under the Allergan Vision Program, the Executive’s share of premiums for vision coverage shall be deducted on a pre-tax basis and made as Flex Deposits and any Company Contributions toward that vision coverage shall not be taxable. Any taxes that would be required to be withheld with regard to such Company Contributions for coverage to be provided during a calendar year shall be withheld from the severance pay or other compensation paid during that year (and, in the absence of any such severance pay or other compensation, the Executive shall be required to remit such taxes to the Company).

(2)          If the Executive’s coverage continues for part or all of a Plan Year that begins after the Executive receives his or her severance payment, and the Executive does not receive other compensation from the Company from which Participant Contributions may be deducted, the Executive shall pay the required Participant Contributions directly to the Welfare Plan on an after-tax basis in accordance with the terms of the Welfare Plan.

(3)          If an Executive elects to waive coverage during a calendar year in accordance with the terms of the Welfare Plan, the Executive shall receive a refund of Participant Contributions already made for the coverage period beginning on the later of the day after he or she files the election change or the date he or she becomes covered under another group health plan. Any refund of Flex Deposits made in accordance with this paragraph for a calendar year shall be made by no later than December 31 of that year.

(4)          In the event the Company amends the Welfare Plan or any benefit plan or program provided thereunder on or after the Effective Date and the terms of such amended plan or program conflict with those described in subsections (1) through (3) above, the terms of the amended plan or program shall govern.

3.	Equity Awards

Any outstanding equity awards granted to an Executive under the Allergan, Inc. 2008 Incentive Award Plan, or any successor thereto (“IAP”) shall vest in accordance with the terms of the IAP and the terms and conditions of the applicable grant.

4.	Management Bonus Plan or Executive Bonus Plan

An Executive who receives severance pay pursuant to Section III.A may be eligible for Management Bonus consideration for the year in which his Involuntary Termination occurs, subject to the terms set forth in the Management Bonus Plan or Executive Bonus Plan, as applicable.

C.	Outplacement Services

Each Executive shall be eligible to receive outplacement counseling for a period determined by the Company. The Company shall arrange and authorize counseling at the provider of its choice.

IV.	Miscellaneous

A.	Offsets

To the extent permitted by law, the Company may deduct from an Executive’s severance pay any outstanding debt owed by the Executive to the Company.

B.	Withholding

Any payments, benefits or reimbursements that become payable hereunder shall be subject to withholding for applicable taxes and any other required payroll deductions.

C.	Reimbursement of Severance Pay

If an Executive is rehired by the Company, any affiliate of the Company or any successor to all or any part of the Company’s business prior to the end of the Severance Pay Period, the Executive shall reimburse the Company for the balance of the severance pay that the Executive received pursuant to Section III.A above. For example, if the Executive receives a payment equal to 15 months of severance pay, but is rehired after 12 months, the Executive must reimburse the Company for 3 months of severance pay.

D.	WARN

To the extent applicable, any severance benefits that an Executive receives pursuant to Section III above shall be considered “Paid Leave in Lieu of Notice” in accordance with the requirements of the Federal Worker Adjustment and Retraining Notification Act (29 U.S.C. §§ 2101 et seq.) and any similar state worker protection law. Notwithstanding anything to the contrary herein, an Executive shall not be required to execute a Release to receive severance benefits pursuant to Section III above to the extent such benefits constitute “Paid Leave in Lieu of Notice” under WARN or any applicable state worker protection law.

V.	Administration

The O&CC shall be responsible for the general administration and management of the Plan (the “Plan Administrator”). The O&CC shall be the sole named fiduciary with respect to the Plan and shall have absolute discretion in the control, interpretation and administration of the Plan, including, without limitation, determining eligibility for benefits under the Plan and determining whether a domestic relations order satisfies the requirements set forth in Code Section 414(p)(1)(B). The Plan Administrator’s decisions shall be final and bind all parties. The O&CC may delegate any administrative responsibility it may have under the Plan to one or more individuals, including individuals who are employees of the Company.

VI.	Funding and Payment of Benefits

The Company shall pay the benefits of the Plan out of its general assets. Therefore, there is no separate fund of assets maintained in connection with the Plan. The Company shall make severance payments under the Plan directly to an Executive.

VII.	Plan Amendments

The Company may amend or terminate the Plan at any time with a written document, which may be integrated into the text of this or other documents of the Plan or may be a freestanding document. An amendment may prospectively reduce or eliminate any benefit provided by the Plan. The authority to amend the Plan is vested in the O&CC or its delegate.

VIII.	Governing Law

The Plan is intended to be an unfunded “top-hat” welfare plan within the meaning of Department of Labor Regulation Section 2520.104-24, and shall be interpreted, administered, and enforced in accordance with ERISA. It is expressly intended that ERISA preempt the application of state laws to the Plan, to the maximum extent permitted by Section 514 of ERISA. To the extent that state law is applicable, the statutes and common laws of the State of California (excluding its choice of laws principles) shall apply.

IX.	Claims Procedure

A.          Any person claiming a benefit under the Plan shall present such a claim in writing to the Plan Administrator. The Plan Administrator shall respond to the claim within 90 days unless special circumstances require an extension of time of up to an additional 90 days. Prior to the expiration of the initial 90-day period, the Plan Administrator shall notify the claimant of any such special circumstances and the date by which a decision is expected.

B.          If the claim is denied, the Plan Administrator shall provide the claimant with a written notice that sets forth (i) the specific reason or reasons for the denial, (ii) reference to the specific Plan provisions on which the denial is based, (iii) a description of any additional materials or information necessary for the claimant to perfect his or her claim and an explanation of why such materials or information is necessary and (iv) a description of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under ERISA following an adverse benefit determination on review.

C.          A claimant may request review of a denied claim by providing written notice to the Plan Administrator within 60 days of the date of denial. In connection with the request for review, the claimant may submit written comments, documents, records and other information relating to the claim for benefits. The claimant shall also be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits. The Plan Administrator shall decide whether to affirm or reverse the earlier denial of benefits taking into account all comments, documents, records and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefits determination.

D.          The Plan Administrator’s decision on review shall be made within 60 days, unless the Plan Administrator determines that special circumstances require an extension of time of up to an additional 60 days. Prior to the expiration of the initial 60-day period, the Plan Administrator shall notify the claimant of any such special circumstances and the date by which a decision is expected. The Plan Administrator shall provide the claimant with written notice of its benefit determination on review. In the event of an adverse claim decision, the notice shall include (i) the specific reason or reasons for the adverse determination, (ii) reference to the specific Plan provisions on which the benefit determination is based, (iii) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits and (iv) a statement of the claimant’s right to bring a civil action under ERISA.

E.          The procedure set forth in this Section IX is intended to comply with Department of Labor Regulation Section 2560.503-1 and is intended to be construed in accordance with such regulation. All decisions on review shall be final and bind all parties concerned.

X.	Arbitration of Disputes

Subject to an Executive’s exhaustion of the administrative remedies under Section IX above with respect to any claim for benefits under the Plan, any controversy or dispute between the parties involving the construction, interpretation, application or performance of the terms of the Plan or in any way arising under the Plan shall be settled by arbitration pursuant to the terms of the Executive’s Release.

XI.	“At Will” Employment Status

Nothing in the Plan shall affect the Company’s policy concerning “at will” employment. Executives are “at will” employees and may be terminated at any time, with or without Cause.

XII.	Prohibition Against Assignment

Except as otherwise provided in Sections IV.A. or B. above or as provided in a domestic relations order as defined in Code Section 414(p)(1)(B), the rights, interests and benefits of an Executive hereunder (i) may not be sold, assigned, transferred, pledged, hypothecated, gifted, bequeathed or otherwise disposed of to any other party by such Executive or any beneficiary, executor, administrator, heir, distributee or other person claiming under such Executive and (ii) shall not be subject to execution, attachment or similar process. Any attempted sale, assignment, transfer, pledge, hypothecation, gift, bequest or other disposition of such rights, interests or benefits contrary to the foregoing provisions of this Section XII shall be null and void and without effect.

XIII.	Notices

Any notice or communication required or permitted to be given under this Plan shall be delivered personally or via an overnight courier service or be sent by United States registered or certified mail, postage prepaid and return receipt requested, and addressed or delivered as follows: (i) any notice to a Participant shall be delivered to the Participant’s most recent address on file with the Company and (ii) any notice to the Company shall be delivered to the Administrator at the following address: General Counsel, Allergan, Inc., 2525 Dupont Drive, Irvine, California 92612, or to such other address as either the Company or the Participant shall have furnished to the other in writing in accordance herewith.

XIV.	Taxation

Regardless of any action the Company or an affiliate takes with respect to any or all income tax, employment tax, or other tax-related items related to Executive’s participation in the Plan and legally applicable to the Executive (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains Executive’s responsibility and may exceed the amount actually withheld by the Company or an affiliate. The Company and/or the affiliate (1) make no representations or undertakings regarding the treatment of any Tax-Related Items with respect to the Plan; and (2) do not commit to and are under no obligation to structure the terms of any payment under the Policy to reduce or eliminate Executive’s liability for Tax-Related Items or achieve any particular tax result. Further, if Executive is subject to tax in more than one jurisdiction, the Company and/or an affiliate (which may be a former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction. Finally, all payment amounts are subject to-tax withholding to satisfy all Tax-Related Items.

XIV.	Section 409A

A.          The Company intends that any payments, benefits or reimbursements that an Executive may become entitled to receive under the Plan be exempt from or comply with Section 409A. The provisions of this Section XIII shall qualify and supersede all other provisions of the Plan as necessary to fulfill the foregoing intention. If the Company believes, at any time, that any such payment, benefit or reimbursement is not exempt or does not so comply, the Company shall promptly advise the Executive and shall reasonably and in good faith take such actions (with the most limited possible economic effect on the Executive and on the Company) as may be necessary for the payment, benefit or reimbursement to be exempt from or comply with Section 409A or to minimize any additional tax, interest and/or penalties that may apply under Section 409A if exemption or compliance is not practicable.

B.          If an Executive is a “specified employee” (determined by the Company in accordance with Section 409A) as of the date that the Executive incurs an Involuntary Termination, and if any payment, benefit or reimbursement to be paid or provided under the Plan both (i) constitutes a “deferral of compensation” within the meaning of and subject to Section 409A (“Nonqualified Deferred Compensation”) and (ii) cannot be paid or provided in a manner otherwise provided herein without subjecting the Executive to additional tax, interest and/or penalties under Section 409A, then any such payment, benefit or reimbursement that is payable during the first 6 months following the Executive’s Involuntary Termination shall be paid or provided to the Executive in a lump-sum cash payment to be made on the earlier of (x) the Executive’s death and (y) the first business day of the seventh month immediately following the Executive’s Involuntary Termination.

C.          To the extent any in-kind benefit or reimbursement to be paid or provided under the Plan constitutes Nonqualified Deferred Compensation, (i) the amount of expenses eligible for reimbursement or the provision of any in-kind benefit (within the meaning of Section 409A) to an Executive during any calendar year shall not affect the amount of expenses eligible for reimbursement or provided as in-kind benefits to the Executive in any other calendar year (subject to any lifetime and other annual limits provided under the Company’s health plans), (ii) any reimbursements for expenses incurred by the Executive shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, (iii) the Executive shall not be entitled to any in-kind benefits or reimbursement for any expenses incurred subsequent to the end of the third calendar year following the calendar year in which the Executive incurs an Involuntary Termination and (iv) the right to any such reimbursement or in-kind benefit may not be liquidated or exchanged for any other benefit.

D.          Any payment, benefit or reimbursement to be paid or provided under section III above due to an Involuntary Termination that is exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9)(v) shall be paid or provided to an Executive only to the extent that such payment or benefit is provided, or reimbursable expense is incurred, no later than the last day of the Executive’s second taxable year following the Executive’s taxable year in which the Executive incurs an Involuntary Termination; provided, further, that the Company shall reimburse any such reimbursable expenses no later than the last day of the third taxable year following the Executive’s taxable year in which the Executive incurs an Involuntary Termination.

E.          The Company’s right to reduce any payment of Nonqualified Deferred Compensation to reflect any outstanding debt owed by the applicable Executive to the Company shall be subject to the requirements set forth in Treasury Regulation Section 1.409A-3(j)(4)(xiii).

F.          In the event that all or a portion of Nonqualified Deferred Compensation that becomes payable to an Executive hereunder is awarded to another individual pursuant to a domestic relations order, the applicable amount may be paid to such individual pursuant to the terms of the domestic relations order in a manner consistent with Treasury Regulation Section 1.409A-3(j)(4)(ii).

IN WITNESS WHEREOF, Allergan, Inc. hereby executes this instrument, evidencing the terms of the Allergan, Inc. Executive Severance Pay Plan as restated this 17 day of December, 2010.

Allergan, Inc.

By:	/s/ Scott D. Sherman
Scott D. Sherman Executive Vice President, Human Resources

Appendix A

Severance Pay Schedule

Years of Credited Service	Months of Severance Pay
< 1 year	12
1 year	12.5
2 years	13
3 years	13.5
4 years	14
5 years	15
6 years	15.5
7 years	16
8 years	16.5
9 years	17
10 years	18
11 years	18.5
12 years	19
13 years	19.5
14 years	20
15 years	21
16 years	21.5
17 years	22
18 years	22.5
19 years	23
> 19 years	24

APPENDIX B

[FORM OF]

SEVERANCE AND GENERAL RELEASE AGREEMENT

This Severance and General Release Agreement (this “Agreement”) is entered into by and between Allergan, Inc. (the “Company”) and __________________________ (the “Employee”), collectively referred to as the “Parties.” This Agreement shall be effective on the date that the Employee signs and dates this Agreement (the “Agreement Date”).

1.	Benefits to the Employee.

The Employee’s employment with the Company ended on [________] (the “Termination Date”). The Employee acknowledges that the Employee has been paid all wages and/or commissions earned and owed to the Employee up through and including the Termination Date, except for commissions that were not calculable as of the Termination Date. Any earned commissions that were not calculable as of the Termination Date shall be paid to the Employee in accordance with the provisions of the commission plan that applied to the Employee on the Termination Date promptly after such commissions are calculable, and shall be subject to the recovery by the Company of any unrepaid draws or advances against commissions by the Employee. Amounts, if any, owed under Partners for Success, the Management Bonus Plan or the Executive Bonus Plan, as applicable, will be paid in accordance with the terms of the respective plan documents. The Employee also acknowledges that the Employee has been paid for all earned and unused vacation days. In addition to the foregoing, the following benefits to the Employee under this Section 1 shall be provided by the Company under the [Allergan, Inc. Severance Pay Plan] [Allergan, Inc. Executive Severance Pay Plan] [Allergan, Inc. Change in Control Policy] (the “Plan”), provided that such benefits [(other than benefits under the Management Bonus Plan/Executive Bonus Plan or Partners For Success, as applicable)] shall not be paid unless the Company has received a signed original of this Agreement that becomes irrevocable in accordance with Section 3 below by the 55th day following the Termination Date. [Provided further, however, that this Agreement will not be treated as becoming irrevocable for these purposes prior to the date that is 7 days after the date the Employee provides proof that any pending claim or action has been withdrawn or dismissed as required by Section 6 below.]

a.	The Payment.

The Company will provide the Employee with a payment equal to (indicate dollar amount) $[________] [equivalent to [______] (___) months/weeks (the “Severance Period”) of the Employee’s final base monthly pay/salary,] less applicable withholding for state and federal taxes (the “Payment”). [Payment will be made on the first business day of the seventh month immediately following the Termination Date.] [OR] [Payment will be made in a single sum on or about the fifty-fifth (55th) day immediately following the Employee’s termination as provided under the terms of the Plan.] [OR] [In accordance with the terms of the Plan, the Payment will be made in a single sum on the Company’s first regular payroll date after the eighth calendar day following the Agreement Date, provided, however, that if that date falls after the last payroll date in December and before the first payroll date in January, the Payment will be made on the second regular payroll date in January.] [OR] [In accordance with the terms of the Plan, the first installment of the Payment, or $[                ], will be mailed to the Employee on the first regular Company payroll date after the eighth calendar day following the Agreement Date and the Company’s receipt of the signed original of this Agreement. The second installment of the Payment, or $[                ], will be mailed to the Employee on or about the second regular Company payroll date in [____].]

b.	Insurance Benefits.

Medical, dental and vision care insurance benefits may be continued through the Severance Period in accordance with the terms of the Plan and the Allergan Welfare Benefits Plan. [For these purposes, the Severance Period is (indicate the number of years specified in the Appendix to the Policy) [                    ] (  ) years from your Termination Date.] The Employee shall be responsible for paying the required participant contributions for such continued coverage. Such required contributions shall be deducted from the Payment or, if necessary, paid from other sources in accordance with the terms of the Plan and the Allergan Welfare Benefits Plan. The Employee may elect to continue coverage after the Severance Period at the Employee’s cost in compliance with applicable law(s).

[c.	Written Document Regarding Acceleration; No Other Payments or Benefits.

[Except as expressly provided in applicable plan document(s) or award notice(s), or] Unless the Employee has received a written document executed by the Company’s Vice President, Global Benefits and Compensation or the Company’s General Counsel or the Company’s Executive Vice President of Human Resources on or before the Termination Date stating that the vesting of the Employee’s unvested and outstanding stock, stock options or other equity awards is being accelerated to the Termination Date in accordance with the terms and conditions of the Company’s applicable plan document(s) and award notice(s), the Employee relinquishes and waives any rights and agrees the Employee is not entitled to receive any other wages, remuneration, income, salary, commissions, incentive compensation, restricted stock, stock options, awards, benefits, bonuses or payments of any kind from the Company, other than as enumerated in Section 1, and except for (i) otherwise vested retirement benefits and (ii) stock, stock options and other equity awards that have vested by their terms prior to the Termination Date [without regard to the express conditions for acceleration set forth in the applicable plan document(s) and award notice(s).]]

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[d.	Outplacement Counseling.

The Employee will be eligible for outplacement counseling. The Company will arrange and pay for such counseling with a provider of its choice.]

[e.	PFS Eligibility.

Whether or not Employee executes this Agreement, the Employee is eligible for Partners For Success (“PFS”) consideration. The PFS payment, if any, will be subject to all terms and conditions of the Partners for Success Plan, will be made during the normal bonus cycle in the amount applicable to the Employee’s final pay grade as provided in the plan document, will be prorated for the number of full months that the Employee was employed during the bonus calculation year.]

[f.	Management Bonus Plan.

Whether or not Employee executes this Agreement, the Employee is eligible for Management Bonus Plan consideration. The Employee will only receive a Management Bonus Plan payment if such payments are announced and made to other Management Bonus Plan eligible employees, and the Management Bonus Plan payment will be made at the same time such payments are made to other Management Bonus Plan eligible employees. The Employee’s Management Bonus Plan payment, if any, will be subject to all terms and conditions of the Management Bonus Plan.]

[g.	Executive Bonus Plan.

Whether or not Employee executes this Agreement, the Employee may receive benefits under the Executive Bonus Plan in accordance with the terms of that Plan.]

2.	Future Employment.

The Employee understands and agrees that while the Employee may apply for future employment with the Company or its successors, affiliates or subsidiaries, the Employee has no right to such future employment and such entity may, in its sole discretion, deny the Employee’s employment application. The Employee further understands and agrees that in the event the Employee obtains employment with the Company or its successors, affiliates or subsidiaries, such entity may, in its sole discretion, terminate the Employee’s employment.

3.	Release of the Company.

a.        General Release.  In exchange for the Payment and benefits set forth in Section 1, the Employee hereby releases and forever discharges the Company, its

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parents, subsidiaries, predecessors, successors and each of their associates, owners, stockholders, members, assigns, employees, agents, directors, officers, partners, representatives, lawyers, and all persons acting by, through, under, or in concert with them, or any of them (collectively the “Releasees”), of and from any and all manner of waivable action or actions, causes or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liabilities, claims, demands, damages, losses, costs or expenses, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which the Employee now has or may hereafter have against the Releasees by reason of any and all acts, omissions, events or facts occurring or existing prior to the date hereof, except as expressly provided herein. The Claims released by this Agreement include, without limitation, breach of any contract, including any employment agreement; breach of any covenant of good faith and fair dealing, express or implied; legal restrictions relating to an employer’s ability to terminate its employees; violation of any federal, state or local statute, ordinance or regulation, including, without limitation, Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the Sarbanes-Oxley Act of 2002, the Fair Labor Standards Act, and any other or similar state laws prohibiting discrimination, harassment and retaliation and governing wages, hours and other terms and conditions of employment. This Release will not apply to the Employee’s right to receive the Payment and other benefits provided for in this Agreement or to retirement benefits that have vested and accrued prior to the Termination Date, or prohibit the Employee from participating in the investigation of an administrative charge or complaint by a state or federal agency.

b.	Release of Unknown Claims.

THE EMPLOYEE ACKNOWLEDGES THAT THE EMPLOYEE IS RELEASING CLAIMS THE EMPLOYEE MAY NOT KNOW ABOUT AND THAT THIS IS THE EMPLOYEE’S KNOWING AND VOLUNTARY INTENT. THEREFORE, THE EMPLOYEE WAIVES ALL RIGHTS THE EMPLOYEE MAY HAVE UNDER ANY LAW DESIGNED TO PROTECT THE WAIVER OF UNKNOWN CLAIMS, SUCH AS CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

[c.	Older Worker’s Benefit Protection Act.

The Employee agrees and expressly acknowledges that this Agreement includes a waiver and release of all claims which the Employee has or may have under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C.§621, et seq. (“ADEA”). The following terms and conditions apply to and are part of the waiver and release of the ADEA claims under this Agreement:

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(i)      That this paragraph and this Agreement are written in a manner calculated to be understood by the Employee.

(ii)      The waiver and release of claims under the ADEA contained in this Agreement do not cover rights or claims that may arise after the Agreement Date.

(iii)      This Agreement provides for consideration in addition to anything of value to which the Employee is already entitled.

(iv)      The Employee is advised to consult an attorney before signing this Agreement.

[(v)      The Employee has been given twenty-one (21) calendar days after being presented with this Agreement to decide whether or not to sign this Agreement. If the Employee signs this Agreement before the expiration of such period, the Employee does so voluntarily and after having had the opportunity to consult with an attorney.]

[(vi)      The Employee has been provided with required disclosures concerning those employees who are eligible to participate in this employment termination program and their ages, and has been given forty-five (45) calendar days after being presented with the disclosures and this Agreement to decide whether or not to sign this Agreement. If the Employee signs this Agreement before the expiration of such period, the Employee does so voluntarily and after having had the opportunity to consult with an attorney.]

(vi)      The Employee will have the right to revoke this Agreement within seven (7) calendar days of the Agreement Date. In the event this Agreement is revoked, this Agreement will be null and void in its entirety and the Employee will not receive the Payment or other benefits provided for in this Agreement.

(vii)      If the Employee wishes to revoke this Agreement, the Employee must deliver written notice of revocation to [_____], [________] at Allergan, Inc., 2525 Dupont Drive, Irvine, California 92612 before 5:00 p.m. PST on the seventh (7th) calendar day after the Agreement Date.]

4.	No Assignment of Claims.

The Employee represents and warrants to the Releasees that there has been no assignment or other transfer of any interest in any Claim which the Employee may have against the Releasees by the Employee, or any of them, and the Employee agrees to indemnify and hold the Releasees harmless from any liability, claims, demands, damages, costs, expenses and attorneys’ fees incurred as a result of any person asserting any such assignment or transfer of any rights or Claims under any such assignment or transfer from such party.

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[5.      No Suits or Actions.

The Employee represents that no claims, actions or charges have been filed against the Releasees by the Employee, and that the Employee is not aware of any facts that would support any Claims or any compliance-related or Code of Ethics violations of any kind whatsoever against the Releasees, including without limitation any Claims for any work-related injuries. If the Employee hereafter commences, joins in, or in any manner seeks relief through any suit arising out of, based upon, or relating to any of the Claims released in this Agreement, or in any manner asserts against the Releasees any of the Claims released in this Agreement, then the Employee agrees to pay to the Releasees against whom such Claim(s) is asserted, in addition to any other damages caused thereby, all attorneys’ fees incurred by the Releasees in defending or otherwise responding to the suit or Claim; provided, however, that this provision shall not obligate the Employee to pay the Releasees’ attorneys’ fees in any action challenging the release of claims under the Older Workers Benefit Protection Act or the ADEA, unless otherwise allowed by law.]

[6.      Dismissal of Pending Actions; No Other Suits or Actions.

Other than                              (the “Pending Action”), which must be withdrawn and/or dismissed with prejudice as a condition of receiving the Payment and other benefits under this Agreement, the Employee represents that no claims, actions or charges have been filed against the Releasees by the Employee, and that the Employee is not aware of any facts that would support any other claims of any kind whatsoever against the Releasees, including without limitation any Claims for any work-related injuries. The Company will not be required to make the Payment or provide any of the other benefits under this Agreement unless the Company’s counsel receives, within 48 days of the Termination Date, an original of a request for withdrawal and/or dismissal with prejudice of the Pending Action in a form acceptable to the Company’s counsel signed by the Employee or the Employee’s counsel. If the Employee hereafter commences, joins in, or in any manner seeks relief though any suit rising out of, based upon, or relating to any of the Claims released in this Agreement or in any manner asserts against the Releasees any of the Claims released in this Agreement, including by any attempt to reopen, have reconsidered or appeal the dismissal of the Pending Action, then the Employee agrees to pay to the Releasees against whom such Claim(s) is asserted, in addition to any other damages caused thereby, all attorneys’ fees incurred by the Releasees in defending or otherwise responding to the suit or Claim; provided, however, that this provision shall not obligate the Employee to pay the Releasees’ attorneys’ fees in any action challenging the release of claims under the Older Workers Benefit Protection Act or the ADEA, unless otherwise allowed by law.]

7.      No Admission.

The Employee understands and agrees that neither the payment of money or benefits nor the execution of this Agreement will constitute or be construed as an admission of any liability or wrongdoing whatsoever by any of the Releasees.

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8.	Advice of Counsel.

Employee represents and warrants that the Employee has read this Agreement, has had adequate time to consider it, has been advised to consult with an attorney prior to executing this Agreement, understands the meaning and application of this Agreement and has signed this Agreement knowingly, voluntarily and of the Employee’s own free will with the intent of being bound by it.

9.	Severability; Modification of Agreement.

If any provision of this Agreement is found invalid or unenforceable in whole or in part, then such provisions shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable or shall be deemed excised from this Agreement as such circumstances may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law as if such provision had been originally incorporated herein as so modified or restricted or as if such provision had not been originally incorporated herein, as the case may be.

10.	Arbitration; Waiver of Jury Trial.

Except for claims by either of the Parties hereto for emergency equitable or injunctive relief which cannot be timely addressed through arbitration, the Parties hereby agree to submit any claim or dispute between them and any of the Releasees who agree to participate in arbitration, including those arising out of the terms of this Agreement and/or any dispute arising out of or relating to the Employee’s employment with the Company, to private and confidential arbitration by a single neutral arbitrator through Judicial Arbitration and Mediation Services (“JAMS”). The arbitration proceedings shall be governed by the then current JAMS rules governing employment disputes, and shall take place in Orange County, California, which the Employee represents is a convenient location for the Employee. The decision of the arbitrator shall be final and binding on the Parties to this Agreement and any of the Releasees who agrees to arbitration, and judgment thereon may be entered in any court having jurisdiction. All costs of the arbitration proceeding or litigation to enforce this Agreement, including attorneys’ fees and witness expense fees, shall be paid as the arbitrator or court awards in accordance with applicable law. To the extent required by law, the Company will advance fees payable to JAMS. Except for claims for emergency equitable or injunctive relief, which cannot be timely addressed through arbitration, this arbitration procedure is intended to be the exclusive method of resolving any claim relating to the obligations set forth in this Agreement. The Parties hereby waive any right to a jury trial on any dispute or Claim covered by this Agreement.

11.	Confidentiality.

The Company and the Employee have entered into this Agreement with the understanding that this Agreement and its terms will remain confidential in their entirety, except as required by law. The Employee agrees that the Employee will keep strictly confidential all facts and opinions related to this Agreement and to any dispute with any of the Releasees. The Employee will not disclose the existence or terms of this Agreement to any person other than the

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Employee’s counsel, accountant and/or tax advisor; provided that such counsel, accountant and tax advisor agree that they will also be bound by the confidentiality provisions of this Agreement, except to the extent necessary to obtain an order enforcing the terms of this Agreement, or as otherwise required by law. The Company will not disclose the existence or terms of this Agreement to anyone other than its counsel, auditors, tax advisors, insurers, or employees with a business need to know; provided that such counsel, auditors, tax advisors, insurers and employees agree that they will also be bound by the confidentiality provisions of this Agreement, except to the extent necessary to obtain an order enforcing the terms of this Agreement, or as otherwise required by law. The Employee and the Employee’s representatives shall make no public announcements or publications, or hold any press conferences concerning this Agreement or any dispute between them or between the Employee or any of the other Releasees.

In the event of any disclosure authorized by this Agreement, the party disclosing the terms shall inform the recipient that the terms of this Agreement are confidential and that they shall not be further disclosed. In the event that disclosure of the terms of this Agreement are sought in any manner by any person who is not a party to this Agreement, the party from whom disclosure is sought will promptly notify the other party that such disclosure has been requested and will cooperate with the other party in opposing the disclosure to the fullest extent permitted by law. The Parties agree that they will not make any statements concerning this Agreement or the status of any dispute between them other than to state that “the matter has been resolved.”

12.	Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of and be enforceable by the Parties hereto and their respective successors and assigns. Notwithstanding the foregoing, neither this Agreement nor any rights hereunder may be assigned to any party by any party without the prior written consent of all other parties hereto.

13.	Reference Checks.

All reference checks and inquiries verifying employment should be directed by the Employee to the Company’s Human Resources Department. If requested, the Company will provide a reference letter verifying the Employee’s date of hire, Termination Date, final job title, and final salary.

14.	Expenses.

The Employee understands and agrees that, after the Termination Date, the Employee may not and will not incur expenses on behalf of the Company, nor will the Employee have authority to act on behalf of the Company. Any pay advances to the Employee must be repaid by the Termination Date. Any loans to the Employee must be repaid in accordance with their terms.

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15.	Company Information.

[The Employee acknowledges that, during the term of the Employee’s employment, the Employee had, and that during the Severance Period and subsequent thereto may have, access to information that is confidential and/or proprietary to the Company, including but not limited to, trade secrets, technical data or know-how relating to investigational or marketed products, research, and marketing plans, customer lists, manufacturing processes, information concerning the skills and qualifications of Company employees, and other information of a business, financial or technical nature (not already publicly available in a reasonably integrated form), and that such information is and will remain at all times the exclusive property of the Company. The Employee agrees to maintain such information in confidence and will not disclose such information to anyone else, nor use it for the Employee’s own benefit or for the benefit of other individuals or organizations. This section does not supersede any agreement relating to confidential or proprietary information previously entered into by the Employee. Instead, any such agreement is incorporated herein as if fully set forth.]

[The Employee agrees that the Employee shall not, directly or indirectly, disclose or make available to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, any Confidential Information (as hereinafter defined). The Employee agrees that, upon termination of Employee’s employment with the Company, all Confidential Information in the Employee’s possession that is in written or other tangible form (together with all copies or duplicates thereof, including computer files) shall be returned to the Company and shall not be retained by the Employee or furnished to any third party, in any form, except as provided herein; provided, however, that the Employee shall not be obligated to treat as confidential, or return to the Company copies of any Confidential Information that (a) was publicly known at the time of disclosure to the Employee, (b) becomes publicly known or available thereafter other than by any means in violation of the Change in Control Policy or any other duty owed to the Company by any person or entity, or (c) is lawfully disclosed to the Employee by a third party. As used in this Agreement, the term “Confidential Information” means: information disclosed to the Employee or known by the Employee as a consequence of or through the Employee’s relationship with the Company about the products, research and development efforts, regulatory efforts, manufacturing processes, customers, employees, business methods, public relations methods, organization, procedures or finances, including, without limitation, information of or relating to customer lists, of the Company.]

16.	Company Property.

The Employee agrees to return all Company property in the Employee’s possession on or before the Termination Date. This includes, but is not limited to, credit, phone and travel cards, building and card keys, office equipment such as calculators, dictation equipment, computers, modems, and all other items which are Company property. This also includes any report, customer list, price list, files, notebooks or other materials pertaining to the Company’s business which are in the Employee’s possession or under the Employee’s control.

[17.    Non-Solicitation Covenant. The Employee agrees that, for the period commencing on the date of termination of the Employee’s

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employment with the Company and ending on the first anniversary thereof, the Employee shall not, either on the Employee’s own account or jointly with or as a manager, agent, officer, employee, consultant, partner, joint venturer, owner or shareholder or otherwise on behalf of any other person, firm or corporation, directly or indirectly solicit or attempt to solicit away from the Company any of its officers or employees or offer employment to any person who, on or during the six (6) months immediately preceding the date of such solicitation or offer, is or was an officer or employee of the Company; provided, however, that a general advertisement to which an employee of the Company responds shall in no event be deemed to result in a breach of this Agreement.]

18.	Headings.

The headings in this Agreement are for convenience only, and shall not be given any affect in the interpretation of this Agreement.

19.	Entire Agreement; No Oral Modification.

The Parties each represent and warrant that this Agreement constitutes the entire agreement relating to the subject matter hereof, that no promise or inducement has been offered or made except as set forth herein and that the consideration stated herein is the sole consideration for this Agreement. This Agreement may not be modified other than in a writing signed by both Parties and stating its intent to modify or supersede this Agreement.

20.	Choice of Law.

The parties agree that this Agreement shall be construed and enforced in accordance with applicable federal laws and the laws of the State of California.

21.	Counterparts; Facsimile Signature.

This Agreement may be executed in one or more counterparts, each of which shall constitute an original but all of which shall be but one and the same Agreement. Delivery of a facsimile signature page shall be deemed to be delivery of a manually executed original.

Allergan, Inc.

______________________________________	By: ___________________________________
Employee

Title: __________________________________

Date: _________________________________	Date: __________________________________

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